Exhibit 10.1

July 7, 2006

To: Michel J. Maeso

Dear Michel,

On behalf of VitalStream, Inc., I am pleased to offer you the exempt position of Executive Vice President of Sales starting on July 24, 2006. In this capacity you will report to Jack Waterman, Chief Executive Officer & Chairman.

Base compensation for the position is $190,000 annually ($7,917 per pay period) with two pay periods per month (the 15th and the last day of the month) - see the VitalStream employee manual for additional details. Additionally, you will be eligible to receive up to an additional $135,000 of annual base bonus, paid pro ratably and quarterly in arrears based on achieving predetermined goals, which shall be awarded for achieving annualized target sales revenues based on the company’s fiscal plan for that year, which for the balance of 2006 shall be on a pro rata basis. You can achieve up to an additional $25,000 over the base bonus for achieving an additional $3.5 million of revenue over the annual plan, which shall be payable pro rata for amounts achieved less than $3.5 million; for an incremental amount greater than the base plan plus $3.5 million, you may earn a bonus amount equal to 5% of such incremental amount.

Management will request that the VitalStream Board of Directors grant to you an option to purchase 175,000 shares of VitalStream Holdings, Inc. common stock at an exercise price equal to the closing price of the stock on the date of grant. In addition, if you achieve the target sales revenues based upon the company’s 2006 plan, management will request that the VitalStream Board of Directors grant to you an option to purchase at a minimum an additional 50,000 shares of VitalStream Holdings, Inc. common stock at an exercise price equal to the closing price of the stock on the date of grant.

The Company will reimburse you for up to $15,000 in moving expenses that you may incur in relocating to Southern California.

It is important to note that our company adheres to the policy of employment-at-will, which enables either the company or the employee to terminate employment at any time with or without reason.

Any controversy or claim arising out of, or relating to your employment with the company or termination of employment, shall be settled by final and binding arbitration in the city of Irvine, State of California, and governed by the law in and of the State of California and administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

The claims covered by this agreement to arbitrate include, but are not limited to claims for breach of contract, covenant of good faith and fair dealing, wage claims, wrongful termination in violation of public policy, retaliatory or constructive discharge, wrongful demotion, discrimination, harassment, or retaliation prohibited by law, tort claims, claims for violation of public policy or any other claim of a violation of a legally protected right afforded by State or Federal law, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Labor Code.

This agreement to arbitrate excludes claims for normal workers’ compensation benefits and unemployment insurance benefits. You and VitalStream agree that neither shall initiate nor file any lawsuit or administrative action (other than a charge with the National Labor Relation Board, the Equal Employment Opportunity Commission, or the Department of Fair Employment and Housing) in any way related to any claim covered by this agreement to arbitrate.

Your first ninety (90) days of employment at VitalStream are considered an Introductory Period, and during that period you will accrue holiday pay benefits described in the Employee Manual, and benefits otherwise required by law. PTO benefits described in the Employee Manual will begin accruing after the successful completion of your Introductory Period. Under our current insurance plan agreement, you will be eligible for\ health, vision and dental insurance beginning on the first day of the month following your date of hire.

VitalStream is a multimedia content company. In the ordinary course of business, VitalStream and its clients handle and display a wide variety of material that may or may not seem offensive depending on the individual. Therefore, by signing this letter, you acknowledge and accept that you may be directly or indirectly exposed to such content as part of your employment at VitalStream, and you assume the risk of such exposure.

In accordance with VitalStream policy, final confirmation of this employment offer is contingent upon the successful completion of VitalStream’s Background Verification process. This offer is also contingent on your reviewing and signing our standard employee documents, such as our confidentiality and work-for-hire agreement and employee manual.

This letter shall constitute the entire Agreement between the parties regarding terms of employment, and shall supersede any and all understandings on this matter, whether written or oral, and shall not be deemed amended, waived, or modified unless such amendment, waiver or modification is in writing and signed by an authorized officer of VitalStream.

Most importantly, we work hard, we have fun, and we plan to continue developing a world-class content delivery company. I am pleased to have you as part of our team.

Unless accepted by you, this offer expires at the close of business on Monday, July 10, 2006. Your acceptance of this offer will be indicated by your signature below and return to VitalStream. Please return to VitalStream’s Human Resources department by confidential fax (949) 743-2006 a copy of this letter signed by you.

Sincerely, VitalStream, Inc.	Agreed & Accepted:

/s/ Cindy LeBeau	/s/ Michel J. Maeso	07/07/2006
Cindy LeBeau	Michel J. Maeso	Date
Human Resources Manager